Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR THE THIRD QUARTER OF 2004 AND DECLARES QUARTERLY CASH DIVIDEND

PASADENA, California, November 18, 2004 – PAULA Financial (NASDAQ:PFCO) today reported net income for the first nine months of 2004 of $915,000 or $0.14 per share compared to $885,000 or $0.14 per share for the 2003 period.  Total revenue for the first nine months of 2004 was $14.4 million compared to $14.1 million for the 2003 period.  Expenses continue to be well controlled with payroll as a percentage of total revenue through the third quarter of 2004 of 54% compared to 53% a year ago.

Net income for the third quarter of 2004 was $0.02 per share compared to $0.07 per shares for the 2003 period.  Total revenue for the third quarter of 2004 was $4.6 million compared to $5.2 million for the 2003 period.

Jeff Snider, Chairman and CEO, commented, “Total revenues for the third quarter were down—in part due to Florida hurricanes and their impact on profit sharing arrangements with crop insurance underwriters.  It has been the company’s practice to recognize changes to profit share arrangements when they are reasonably estimate able—without the hurricanes we would have recognized an additional $145,000 of revenue and increased our third quarter net income by more than 50%.  The Company has no downside underwriting exposure in Florida, but its agency agreement provides for profit share payments when it delivers superior underwriting outcomes to its risk partners.

Regular commissions paid by State Compensation Insurance Fund (“SCIF”) on California workers’ compensation policies were reduced in August of 2003—and are now being fully realized.  Given the arrival of newcomers like Berkshire Hathaway to the California workers’ compensation marketplace—and other smaller carriers with new capacity—it will be possible for us to introduce more choice to current and prospective customers and, at the same time, deliver pricing efficiency, improved services and AM Best rated financial quality (not currently offered by SCIF) as the agency also improves its own economics.

More pronounced than expected in the third quarter was the softening in property and casualty pricing which had not been apparent earlier in the year.  It is too early to comment on the momentum of the pricing softness in this sector in our view.

Over the last five years, the Company’s agency operations have managed top line growth at an average rate of more than 15%.  This growth, however, has not been even with growth rates ranging from 2 to 22% in any given year.

The Company has best managed its historical pattern of top line growth when three business elements are well coordinated: competent organic growth and revenue diversification, for one, disciplined expense control, for two; and three, timely acquisitions which add geographical reach, leadership and top line.

The Company actively manages its expenses on a continual basis.  In 2004, expenses were slightly up from 2003 levels due in part to non-recurring expenses.  More specifically, in 2004, the Company made a number of staffing reductions designed to position the Company moving forward.  While the full impact of these changes will not be apparent in the numbers until 2005, the Company anticipates these changes will aggregate to a $500,000 annualized reduction in expenses.

The New York attorney general’s focus on big brokers such as Marsh & McLennan and AON has cast a pall on the sector and the effect of the news, in our view, will be to retard acquisition discussions which have been in process.  PFCO has solid cash flow and good expense control; so as a suitor of new acquisitions it will proceed patiently—even if this has the effect of delaying top line development.

On the matter of contingent commissions the Company can report it has no broker agreements with carriers who pay extra commissions for volume.  The Company has agency agreements which do provide for profit sharing when the portfolio of agency business—not any one account—performs profitably.  We have been assured by all of our key profit share agreement partners that they intend to honor their in force agreements and most intend as well to continue these arrangements.  At the time of this release SCIF management was unable to comment on their plans for 2005 profit share provision.  Based on what the Company knows today regarding the underwriting profitability of the underlying business, the Company anticipates that contingent commission revenue from profit sharing arrangements in 2005 will approximate contingent revenue in 2004.

The Company’s agency operations will comply with all and any new rules which may or may not require new levels of disclosure to customers.  The Company does not have any agreements, written or implied, which reward it for steering business by volume.  And no agents of the Company receive any direct compensation for placing business with one insurance company over another,” concluded Snider.

On November 15, 2004, the Company’s Board of Directors declared a quarterly cash dividend in the amount of $0.015 per common share.  The dividend will be paid to holders of record as of December 8, 2004 and will be distributed on December 29, 2004.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500